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                                                           Exhibit 15





August 30, 1994


Merrill Lynch & Co., Inc.
World Financial Center
North Tower, 31st Floor
New York, NY 10281-1281

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries as of July 1, 1994 and for the three- and six-month periods ended July 1, 1994 and June 25, 1993 as indicated in the report of Deloitte & Touche dated August 12, 1994; because we did not perform an audit, we expressed no opinion on that information.

We are aware that such report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 1, 1994, is incorporated by reference in this Registration Statement.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
New York, New York